Exhibit G
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                          INVESTMENT ADVISORY AGREEMENT



    The Gabelli Global Deal Fund (the "Fund"), a statutory trust organized under the laws of the state of Delaware, and Gabelli Funds, LLC (the "Adviser") hereby agree as follows:

    1. Investment Description; Appointment

    The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust, as amended from time to time (the "Declaration of Trust"), and by the Fund's Board of Trustees. Copies of the Declaration of Trust and resolutions adopted by the Board of Trustees in their form on the date hereof have been submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as its investment adviser and to oversee the administration of all aspects of the Fund's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph (b) below. The Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund's shares.

    2. Services

    (a) Investment Advice. Subject to the direction and control of the Fund's Board of Trustees, the Adviser will (i) act in conformity with the Declaration of Trust, the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended; (ii) manage the Fund's assets in accordance with the Fund's investment objective and policies as approved by the Board of Trustees and/or shareholders and stated in the Fund's Registration Statement on Form N-2 (the "Registration Statement") or other documents furnished to the Adviser; (iii) make investment decisions for the Fund, (iv) exercise all voting rights in respect of the Fund's assets; and
(v) place purchase and sale orders on behalf of the Fund. In rendering those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the assets that the Fund may hold or contemplate purchasing.

    (b) Administration. The specific services to be provided or arranged for by the Adviser for the Fund are (i) maintaining the Fund's books and records, such as journals, ledger accounts and other records in accordance with application laws and regulations to the extent not maintained by the Fund's custodian, transfer agent or dividend disbursing agent; (ii) initiating all money transfers to the Fund's custodian and from the Fund's custodian for the payment of the Fund's expenses, investments, and dividends; (iii) reconciling account information and balances among the Fund's custodian, transfer agent, dividend disbursing agent and the Adviser; (iv) providing the Fund, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Fund's needs; (v) preparing, but not paying for, all reports by the Fund to its shareholders and all reports and filings required to maintain registration and qualification of the Fund's shares under federal and state law including the updating of the Fund's Registration Statement, when necessary;
(vi) supervising the calculation of net asset value of the Fund's shares; and
(vii) preparing notices and agendas for meetings of the Fund's shareholders and the Fund's Board of Trustees as well as minutes of such meetings in all matters required by applicable law to be acted upon them.

    3. Brokerage

    In executing transactions for the Fund and selecting brokers or dealers, the Adviser will seek best execution. In doing so, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, the Adviser may consider the brokerage and research services provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion.

    4. Information Provided to the Fund

    The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

    5. Standard of Care

    The Adviser will exercise its professional judgment in rendering the services described in paragraphs 2 and 3 above. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters of which this Agreement relates, provided that nothing in this paragraph will be deemed to protect or purport to protect the Adviser against any liability to the Fund or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

    6. Compensation

    (a) Base Fees. In partial consideration of the services rendered by the Adviser pursuant to this Agreement, the Fund will pay the Adviser, on the first business day of each month, a fee for the previous month at an annual rate equal 0.50% of the Fund's average weekly managed assets. The base fee for any partial month will be prorated according to the proportion that such period bears to the full monthly period. For the purpose of determining fees payable to the Adviser, the value of the Fund's total assets will be computed at the times and in the manner specified in the Registration Statement or resolutions adopted by the Board of Trustees.

    For purposes of this Agreement, the term "managed assets" means all of the assets of the Fund without deduction for borrowings, repurchase agreement transactions and other leveraging techniques, the liquidation value of any outstanding preferred shares or other liabilities except for certain ordinary course expenses.

    (b) Performance Fees. In partial consideration of the services rendered by the Adviser pursuant to this Agreement, the Fund will pay the Adviser, as of December 31 of each year, in addition to the base fee described above, an incremental performance fee equal to 0.75% of the Fund's average weekly managed assets during the calendar year ending on such December 31 if the total return attributable to the common shares of the Fund for such calendar year (the "Common Share Return") equals the total return of an index of three month Treasury Bill prices and interest payable thereon calculated as described below (the "T-Bill Index") for such calendar year plus 3.0% (300 basis points) (the "Fulcrum Point Return"), with such 0.75% performance fee increasing by an additional 0.01% (one basis point) for each 0.04% (four basis points) by which the Common Share Return exceeds the Fulcrum Point Return up to a maximum performance fee of 1.50% of the Fund's average weekly managed assets if the Common Share Return exceeds the T-Bill Index total return for such calendar year by 6.0% (600 basis points) or more and with such 0.75% performance fee decreasing by 0.01% (one basis points) for each 0.04% (four basis points) by which the Common Share Return is less than the Fulcrum Point Return down to a minimum performance fee of 0.00% if the Common Share Return is less than or equal to the T-Bill Index total return for such calendar year.


    For purposes of calculating the Fund's performance fee, the Fund's total return will be calculated as the sum of the Fund's change in net asset value per common share from January 1 through December 31 of each year plus the amount of distributions per common share in respect of such period (calculating the number of shares outstanding on a daily average weighted basis assuming reinvestment of such distributions at net asset value per share on the ex-dividend date and assuming solely for purposes of the Fund's performance fee that all issuances and repurchases of shares are at net asset value). Increases and decreases in the performance fee will be accrued as often as net asset value per common share is calculated and accordingly will affect the total return on which the rate of the fee is determined.

    For purposes of calculating the Fund's performance fee, the T-Bill Index's total return will be calculated as the sum of the change in the discount price (adjusted to a 90-day maturity) of the most recently issued three month Treasury bill from the first business day after January 1 of each year to the last business day of each year plus the [weekly] yield to maturity interest payments thereon implied by the discount price thereof and compounded quarterly on the same dates as the Fund's quarterly ex-dividend dates (or at the end of the quarter if no dividend is paid that quarter).

    7. Expenses

    The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: underwriting compensation and reimbursements in connection with sales of its securities, expenses for legal and independent accountants' services, costs of printing proxies, stock certificates and shareholder reports, charges of the custodian, any sub-custodian and transfer and dividend paying agent, expenses in connection with the Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan, Securities and Exchange Commission fees, fees and expenses of trustees who are not officers or employees of the Investment Adviser or its affiliates, compensation and other expenses of officers or employees of the Fund (including but not limited to Chief Compliance Officer, Vice Presidents and Ombudsman) as approved by the trustees, accounting and pricing costs, membership fees in trade associations, fidelity bond coverage for the Fund's officers and employees, trustees and officers' errors and omissions insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, all expenses of computing the Fund's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Fund's investment portfolios, expenses of qualifying the Fund's shares for sale in various states, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

    8. Services to Other Companies or Accounts

    The Fund understands that the Adviser now acts and will continue to act as investment adviser to other investment companies and may act in the future as investment adviser to other investment companies or portfolios, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each over time and that whenever the Fund and one or more other portfolios of or investment companies advised by the Adviser and its affiliates desire to dispose of the same assets, such dispositions will be allocated in a manner believed equitable to each over time. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the Adviser's agents will not devote their full time to the discharge of its duties under this Agreement and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

    9. Indemnity

    (a) The Fund hereby agrees to indemnify the Adviser and each of the Adviser's trustees, officers, employees, and agents (including any individual who serves at the Adviser's request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (v) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Fund. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

    (b) The Fund will make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of trustees of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

    (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-party Trustees of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

    The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

    10. Use of the Word "Gabelli"

    It is understood and agreed that the word "Gabelli" is the Adviser's property for copyright and other purposes. The Fund further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser for other investment companies, entities or products. The Fund further agrees that, in the event that the Adviser shall cease to act as an investment adviser to the Fund, the Fund will promptly take all necessary and appropriate action to change its name to one that does not include the word "Gabelli"; provided, however, that the Fund may continue to use such name if the Adviser consents in writing to such use.

    11. Term of Agreement

    This Agreement will become effective, if it has been approved by the Board of Trustees and the sole shareholder or the shareholders of the Fund in accordance with the requirements of the 1940 Act, on the day the Fund commences operations and will continue in effect for two years and thereafter will continue for successive annual periods, provided such continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act. This Agreement is terminable, without penalty, on 60 days written notice by the Fund's Board of Trustees, by vote of holders of a majority of the Fund's shares, or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

    12. Amendment

    The Adviser and the Fund may amend this Agreement without shareholder approval so long as such amendment does not materially change the advisory relationship between the Adviser and the Fund.

    IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement.



                                THE GABELLI GLOBAL DEAL


                                By:
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                                     Name:
                                     Title:
                                     Date:


                                GABELLI FUNDS, LLC

                                By:
                                     ------------------------
                                     Name:
                                     Title:
                                     Date: